As filed with the Securities and Exchange Commission on January 21, 1998
                                                    Registration No. ___________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                           --------------------------
                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                           --------------------------

                      BYRON PREISS MULTIMEDIA COMPANY, INC.
               (Exact name of registrant as specified in charter)

            New York                                             13-3676574
  (State or other jurisdiction                              (I.R.S.Employer
of incorporation or organization)                            Identification No.)

                               24 West 25th Street
                            New York, New York 10010
                                 (212) 989-6252
          (Address and telephone number of principal executive offices and principal place of business)

                                   ----------

                                  BYRON PREISS
                      President and Chief Executive Officer
                      Byron Preiss Multimedia Company, Inc.
                               24 West 25th Street
                            New York, New York, 10010
                                 (212) 989-6252
            (Name, address and telephone number of agent for service)

                                   ----------

                  Please send copies of all communications to:

                               KANE KESSLER, P.C.
                           1350 Avenue of the Americas
                            New York, New York 10019
                         Attn: Robert L. Lawrence, Esq.

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
     Title of each                                         Proposed                  Proposed
       class of                                             maximum                   maximum                 Amount of
      securities                  Amount                offering price               aggregate               registration
   to be registered             registered                 per share              offering price                 fee
--------------------------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.001 par value              3,083,527(1)              $1.50(1)              $ 4,625,290.5(1)             $1,364.47

     Common Stock,               6,029,232(2)              $1.50(2)              $ 9,043,848  (2)             $2,667.94
    $.001 par value


  Total Registration             9,112,759                 $1.50                 $13,669.138.5                $4,032.41
          Fee
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sale prices for the Common Stock on the NASDAQ Small Cap Market on January 16, 1998 of $1.50.

(2) Pursuant to 457(i), the Registrant is registering hereby such indeterminate number of shares of Common Stock as may be issuable upon conversion of certain convertible notes and convertible debentures and in lieu of interest payments in the form of cash under certain of such notes and debentures, without additional consideration to be received in connection with such conversion, and the exercise of warrants, the total of which shares of Common Stock is not anticipated to exceed 6,029,232. The calculation of the filing fee is calculated with reference to such shares and is based upon the average high and low sale prices for the Common Stock on the NASDAQ Small Cap Market on January 16, 1998 of $1.50.

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 21, 1998

PROSPECTUS

                       9,112,759 SHARES OF COMMON STOCK(1)

                      BYRON PREISS MULTIMEDIA COMPANY, INC.


     This Prospectus relates to the registration of up to 9,112,759 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Byron Preiss Multimedia Company, Inc., a New York corporation (the "Company"), which includes the registration of an indeterminate number of shares (the "Conversion Shares"), estimated to be up to 6,029,232 shares of Common Stock issuable upon conversion of certain convertible notes and convertible debentures and in lieu of accrued interest in the form of cash under such notes and debentures, and the exercise of certain warrants, that may be offered for sale from time to time for the account of certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares of Common Stock to be sold by the Selling Shareholders. See "Use of Proceeds" and "Selling Shareholders."

     The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System Small Cap Market ("NASDAQ Small Cap Market") under the symbol "CDRM" and on the Boston Stock Exchange ("BSE") under the symbol "BYP". On January __, 1998, as reported by the NASDAQ Small Cap Market, the high and low bid prices of a share of Common Stock were $_________ and $_________ per share, respectively.

     The distribution of Shares of Common Stock by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ Small Cap Market, the BSE, or on any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. See "Selling Shareholders."

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN MATERIAL RISKS TO BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY, SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


(1) To the extent allowable under the Securities Act of 1933, as amended, including Rule 416 thereto, this Prospectus shall be deemed to cover an indeterminate number of additional shares of Common Stock of the Company as may become issuable upon conversion of the convertible debenture and convertible notes of the Company issuable in exchange for the debentures and the exercise of the warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions, or (ii) by reason of changes in the conversion price of the convertible debentures, convertible notes or the exercise of warrants in accordance with the terms thereof.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

               The date of this Prospectus is __________ __, 1998

                           INCORPORATION BY REFERENCE


     The Company hereby incorporates into this Prospectus by reference the following documents and the exhibits thereto previously filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1993, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"):


     1. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

     2.   Annual  Report on Form 10-KSB for the fiscal year ended  December  31,
          1996;

     3.   Current Report on Form 8-K, dated February 5, 1997;

     4. Current Report on Form 8-K, dated March 21, 1997, as amended on Form 8-K/A-1;

     5.   Current Report on Form 8-K, dated April 14, 1997;

     6.   Current Report on Form 8-K, dated November 3, 1997;

     7.   Current Report on Form 8-K, dated November 18, 1997;

     8.   Current Report on Form 8-K, dated November 26, 1997;

     9.   Current Report on Form 8-K, dated December 8, 1997;

     10. Definitive Proxy Statement dated May 28, 1997, relating to the annual meeting of shareholders held on June 26, 1997;

     11.  1996 Annual Report to Shareholders, filed during May 1997;

     12. Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997;

     13. Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1997; and

     14. Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1997.

     In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person who receives a Prospectus, upon the written request of such person, a copy of any of the aforementioned documents, and all exhibits and amendments thereto, including the financial statements and schedules, as filed with the Commission. Written requests for such copies should be directed to the Company's Corporate Secretary at c/o Byron Preiss Multimedia Company, Inc., 24 West 25th Street, New York, New York 10010, (212) 989-6252.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus or incorporated by reference herein. As used in the Prospectus, unless otherwise indicated or the context otherwise requires, the terms "Company" or "BPMC" refer to Byron Preiss Multimedia Company, Inc. and its consolidated subsidiaries.

                                   THE COMPANY

     Byron Preiss Multimedia Company, Inc. specializes in the development and marketing of educational software and is a publisher of books and software for the educational and consumer markets. The Company develops, publishes and distributes interactive multimedia software on CD-ROM (Compact Disc-Read Only Memory) and for on-line delivery and in such other formats as the Company deems commercially viable in partnership with leading publishers and corporations. The Company's primary business strategies include: (i) offering appealing products developed through the exploitation of brand-name licenses in such fields as business (Forbes), history (American Heritage) and science (Scientific American); (ii) licensing the use and brand names of its already existing products internationally to create additional revenue streams; and (iii) developing strategic partnerships with market leaders to create new products which appeal to consumers, including schools and libraries. The Company intends to focus its business activities in the following three areas: (i) education;
(ii) multimedia, which includes on-line, Internet, CD-ROM and DVD (Digital Versatile Disc) applications; and (iii) publishing.

     The principal elements of the Company's growth strategy are: (i) promotion of its educational software development business; (ii) internal growth of its publishing business through maximization of its existing strategic partnerships and the cultivation of new relationships; and (iii) the pursuit of strategic acquisitions aimed at expanding or complementing its existing businesses. However, there can be no assurance that the Company will be successful in achieving its expansion goals.

     The Company's strategy of growth through acquisition has enabled the Company to expand its activities in the education market, which has in turn permitted the Company to begin meeting its objective of refocusing its core business on education and publishing from a prior concentration in the development and marketing of CD-ROM products for the consumer market. The Company's acquisition of Dolphin, Inc., a New Jersey corporation ("Dolphin"), a producer of educational, training and tutorial software, has allowed the Company to further penetrate the school and textbook markets. The Company already has strategic international publishing relationships in the education software area with: (i) Simon & Schuster ("S&S"), one of America's largest educational publisher; (ii) Von Holtzbrink, a leading German publisher; (iii) Anaya, one of the largest Spanish language publishers in the world; and (iv) Macmillan, one of the largest educational publishers in the United Kingdom. In addition, as a result of the Company's recent acquisition of Multi Dimensional Communications, Inc., a New York corporation ("MDC"), a publisher and direct marketer of multimedia educational products to schools, and New Media Schoolhouse, Inc., a New York corporation ("NMS"), a catalog marketer of educational software, the Company intends to expand its core business in areas that have greater potential for continued growth is and for which development costs are lower than the traditional CD-ROM consumer market. As the Company develops its educational business and successfully integrates the businesses recently purchased, it hopes to acquire other educational companies in order to become prominent in this sector.

     The Company is devoting considerable resources to establish an Internet-based educational software store, using the NMS direct marketing catalog as its basis. The Company hopes to become one of the leading sellers of third party educational software to schools and libraries on the Internet. The Company intends to continue to expand its publishing business by exploiting current and developing new strategic partnerships which will enhance the Company's market penetration. The current partnerships include relationships with S&S, including the Pocket Books division of S&S

("Pocket Books"), and with Penguin Putnam Group, Inc. ("Penguin Putnam"). The products developed through these strategic partnerships include books intended to exploit the synergies between traditional print books, multimedia and the Internet, such as books with the National Basketball Hall of Fame and Virtual Comics paperbacks, as well as a book and CD-ROM packages, such as The Ultimate Einstein(TM), which was authorized by the Estate of Albert Einstein. Some of these titles will allow the Company to re-package or use in multiple media formats underlying digital content of previously developed products and hence derive additional revenue streams from the same license or property. In addition, the Company is among the first to be selected by Intel to develop the first DVD-ROM software products.

     The Company's historic concentration on traditional self-financed and marketed consumer entertainment CD-ROMs is no longer a primary focus of the Company's core business, and the Company expects that portion of its business to further decrease substantially. The Company believes that the redirection of its core business will reduce the historic losses incurred by the Company in the consumer software market and lead to the Company's profitability. The Company only intends to continue the development of CD-ROMs with strategic partners that are willing to assist in or completely underwrite the financing of the costs of such efforts, such as its current X-Files: Unrestricted Access, which is financed by Fox Interactive. If such partnerships can be created, the Company will continue to develop and publish software on the Internet, CD-ROM or DVD-ROM for use with personal computers, including Windows compatible and Apple Macintosh PCs.

     An  investment  in the  Shares  is  subject  to  various  risks.  See "Risk
Factors."

     The Company's executive offices are located at 24 West 25th Street, New York, New York 10010. Its telephone number is (212) 989-6252.

                                  The Offering

Common Stock outstanding at January _____, 1998(1)        7,399,438 shares
Common Stock offered by the Company ..................... 0 shares
Common Stock offered by the Selling Shareholders ........ 9,112,759 shares
Common Stock to be outstanding after the offering (1) ... 13,428,670 shares
Use of proceeds ......................................... The    Company    will
                                                          receive  no   proceeds
                                                          from  the  sale of the
                                                          shares of Common Stock
                                                          offered  hereby.   All
                                                          proceeds    will    be
                                                          received     by    the
                                                          Selling  Shareholders.
                                                          See "Use of Proceeds"
NASDAQ Small Cap Market symbol .......................... "CDRM"
Boston Stock Exchange symbol ............................ "BYP"

----------
(1) Excludes (i) 725,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the Company's 1993 Stock Option Plan;
     (ii) 22,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options not granted pursuant to any stock option plan; (iii) 1,417,500 shares of Common Stock available for issuance upon the conversion of certain warrants of the Company issued in connection with the

     Company's initial public offering and an underwriter's warrant issued in connection therewith; and (iv) 350,000 shares of Common Stock reserved for issuance upon the conversion of the 6% Debentures and the Reva Warrants (each as hereinafter defined). See "Significant Developments."

                                  RISK FACTORS


Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "the Company believes" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

History of Losses from Operations and Retained Deficit; Future Losses

     The Company has experienced losses since its inception in July 1992. The Company's operations to date have been funded primarily by the proceeds of its initial public offering (the "IPO"), the issuance of certain convertible notes and convertible debentures, advance royalties and development fees from a co-publisher, funds received as a result of the purchase by Viacom International Inc. ("Viacom") in March 1995 of a 20% interest in the Company and to a lesser degree from the sale of the Company's products. See "Business" and Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's operating loss for the year ended December 31, 1996 was $3,692,794, as compared with $5,327,503 for the nine month period ended September 30, 1997 ("third quarter 1997"). At December 31, 1996, the Company had a retained deficit of $6,289,105, as compared with $11,583,466 through third quarter 1997. The Company is seeking to reduce its annual losses by reducing its costs, by emphasizing those segments of its business which are profitable and through the performance of its acquired businesses. There can be no assurance, however, that the Company will be able to reduce its annual losses and turn profitable.

     The Company is in its early stages of growth and is subject to the risks inherent in such a business enterprise. The Company's future success will depend upon increased revenue from the development and marketing of its book publishing business and its ability to fully exploit the potential of recently acquired educational businesses and businesses which may be acquired in the future. The Company's future success will also significantly depend on its ability to reduce costs as a percentage of revenues, which had dramatically increased in the last several years as a result of higher development costs for certain CD-ROM titles as well as the greater number of CD-ROM titles and books shipped and a general decline in both wholesale and retail selling prices of consumer CD-ROM titles without a corresponding reduction in costs of development of CD-ROM titles. The Company believes that cost of revenues as a percentage of revenues will improve as the Company refocuses its core business away from the development and marketing of consumer CD-ROM titles. However, there can be no assurance that the Company will be able to generate sufficient revenues with favorable gross margins to cover its selling, general and administrative expenses or become profitable.

     In addition, the development and publishing process often encounters unanticipated delays and expenses, extending projected time schedules and increasing estimated expenses. The likelihood of the success of the Company's business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with operation of a business and development of new technologies. Other factors affecting the Company's future success include, but are not limited to, intense competition, the need to develop customer support capabilities, dependence on distribution of its products by third parties, the ability of the Company to overcome problems and delays in product development, market acceptance, the cost of sales and marketing including the cost of catalogs and postage for Multi Dimensional Communications, Inc. and New Media Schoolhouse, Inc., and potential returns of a material amount of the Company's products. There can be no assurance that the Company's future results will improve or that the Company will be able to attain profitability, and failure to do so could have material adverse effect on the Company.

Future Capital Needs and Substantial Indebtedness

     At this time, the Company is pursuing various potential acquisitions. In order to complete such acquisitions and to fund the future operations of these acquisitions, as well as, to fund current on-going operations of the Company in order to support its current working capital requirements, the Company is required to raise additional capital. There can be no assurance that the Company will be successful in raising such additional capital or that such additional capital will be available on a timely basis or available on commercially acceptable terms to the Company. The failure by the Company to currently raise capital for each of the purposes discussed above will result in a material adverse effect to the business and operations of the Company. Furthermore, there can be no assurance that the Company will be able to pay the approximate $3.7 million owed under its convertible notes and convertible debentures in the event that the holders thereof demand payment of the amounts due pursuant to the terms thereof or even make required payments thereunder on a timely basis. Since it is highly unlikely that the Company would have the funds needed to repay the amounts outstanding under these debt instruments, non-payment would be an event of default which could materially adversely affect the Company's ability to continue its business.

     As a result of its issuance of certain convertible notes and convertible debentures, including the Gardner Convertible Note and the Vazzana Convertible Notes (each as hereinafter defined), the Company is indebted to various third parties in an amount equal to approximately $3.7 million. As security for certain of these obligations, the Company has pledged the shares of Dolphin, Inc. pursuant to the Dolphin Pledge Agreement (as hereinafter defined) and the shares of Multi Dimensional Communications, Inc. and New Media Schoolhouse, Inc. pursuant to the Orange Cherry Pledge Agreements (as hereinafter defined). Events of default under these debt instruments include, among other things, (i) the failure by the Company to pay any principal of, or interest on, these debt instruments, or (ii) the failure by the Company to observe certain terms, covenants or agreements, such as maintaining net worth and working capital requirements, and observing capital expenditure limitations. Upon the occurrence of an event of default, the holders of these debt instruments could foreclose on their security interest in the Company's assets, the shares of Dolphin, Inc., Multi Dimensional Communications, Inc. and New Media Schoolhouse, Inc. Such action would have a material adverse effect on the Company's business. See "Significant Developments."

Market Acceptance of Products

     The market for educational software and books and software products is subject to frequent and rapid changes in consumer preferences. As a result, the Company's development, growth and future financial performance will depend, in part, upon its ability to profitably develop and market new products and satisfy clients in order to accommodate the latest educational requirements. There is no assurance that the Company's book and educational software products will remain on sale for a period long enough to recoup costs or realize profits or that other publishers of books and software products or hardware vendors will not develop and market products which render the Company's products less competitive. The Company will be required to devote substantial efforts and financial resources to develop new products and will be required to engage in the constant development and market introduction of new book and software products and improvements to existing products. Moreover, legal and other costs incurred in connection with content license acquisitions and the amount of time such acquisitions consume may adversely affect the profitability of a title. The Company's development, growth and future financial performance will also depend heavily upon the Company's ability to identify and acquire companies which profitably complement its existing educational businesses and the successful integration of such newly acquired companies. There can be no assurance that the Company will be able to identify and acquire strategic, complementary businesses or successfully integrate them with the Company. The Company's future success may also depend upon its ability to develop and market software titles in partnership with companies willing to finance such ventures, since the Company will no longer finance any entertainment titles independently due to the losses it has historically incurred.

Possible Delisting of Securities on NASDAQ and the Boston Stock Exchange; Penny Stock Registration

     The Company's Common Stock is listed on the NASDAQ Small Cap Market and on the BSE. In addition, NASDAQ has recently enacted new rules which are expected to become effective February 23, 1998 which, among other things, subject a NASDAQ Small Cap Market-listed company to new and higher maintenance standards, including higher net tangible assets of $2.0 million and certain higher market capitalization and public float requirements. In addition, the Company is subject to delisting if its stock price falls below $1.00 per share for 30 days. In the event that the Company is unable to meet any of such requirements, or in the event the Company's stock price fails to return to the $1.00 per share threshold within 90 days for 10 consecutive trading days, the Company's Common Stock could be subject to delisting by NASDAQ. If the Company experiences further losses it may be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from the NASDAQ Small Cap Market and the BSE. On January __, 1998, as reported by the NASDAQ Small Cap Market, the high and low bid prices of a share of Common Stock were $_____ and $_____, respectively. In light of the Company's current financial condition, it is possible that the price of the Common Stock could fall below $1.00 per share, which could result in delisting. In such event, trading, if any, in the listed securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were delisted, they would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1.0 million or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of investors to sell their securities in the secondary market. See "Description of Securities."

     The Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. A broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2.0 million in tangible assets ($5.0 million if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such securities are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. The Company's securities are not presently subject to penny stock rules. If the Company's securities become subject to the penny stock rules, investors may find it more difficult to sell their securities.

Substantial Amount of Common Stock Eligible for Future Sale

     As of January __, 1998, the Company had 7,399,438 shares of Common Stock outstanding. Of these shares, ____________ shares are freely tradeable under the Securities Act by persons who are not "affiliates" of the Company (in general, an affiliate is any person who has a control relationship with the Company). The remaining _____________ outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which will become qualified for sale in the public market in compliance with Rule 144.

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

     As part of the Company's acquisition strategy, the Company anticipates issuing additional shares of its Common Stock. To the extent that the Company is able to execute its acquisition strategy, the number of outstanding shares of Common Stock that will be eligible for sale in the future is likely to increase substantially. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could depress demand for the Common Stock and result in a lower price than would otherwise be obtained. See "Shares Eligible for Future Sale."

Immediate Substantial Dilution and Disproportionate Risk of Loss

     Dilution to public investors may result to the extent that (i) the Gardner Convertible Note, the Vazzana Convertible Notes, the European Debenture, the 6% Debentures, the Bushinghall Debentures and the Additional Bushinghall Debentures (each as hereinafter defined) are converted, (ii) the VenGua Warrants, the Reva Warrants, the Bushinghall Warrants, the Additional Bushinghall Warrants, the Trautman Warrants, the Additional Trautman Warrants (each as hereinafter defined) certain warrants to purchase shares issued in connection with the Company's initial public offering, including a warrant to the underwriters in connection therewith and the Viacom Warrants (as hereinafter defined) and/or outstanding stock options are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of such convertible securities, as the case may be. Furthermore, most of the present shareholders of the Company have acquired their respective equity interests at a cost substantially below the exercise price of the Warrants. See "SIGNIFICANT DEVELOPMENTS."

     In connection with the Viacom Purchase Agreement (hereinafter defined) the Company issued to Viacom (collectively, the "Viacom Warrants") (i) warrants to purchase 315,000 shares of Common Stock at an exercise price of $7.00 per share and (ii) an additional warrant (the "Additional Viacom Warrant") to purchase up to an aggregate of a number of shares of Common Stock (the "Additional Viacom Warrant Shares") equal to, at any time, 20% of the shares of Common Stock issuable upon the exercise of stock options (x) granted pursuant to the Company's 1993 Stock Option Plan (the "1993 Plan"), and (y) granted to employees not pursuant to any stock option plan, at an exercise price of $7.00 per share.

     The existence of the Viacom Warrants, the Additional Viacom Warrants, the Gardner Convertible Note, the Vazzana Convertible Notes, the European Debenture, the VenGua Warrant, the Bushinghall Debenture, the Bushinghall Warrants, the Additional Bushinghall Debentures, the Additional Bushinghall Warrants, the Trautman Warrants, the Additional Trautman Warrants and the options that have been or may be issued under the 1993 Plan or otherwise may prove to be a hindrance to future financing efforts by the Company. Further, the holders of such options and warrants may be able to exercise them at a time when the
Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Furthermore, sales of substantial amounts of shares underlying the aforesaid warrants and options could adversely affect prevailing market prices for the Common Stock and the exercise of any such options or warrants may dilute the net tangible book value of the Common Stock. See "--Substantial Amount of Common Stock Eligible for Future Sale," "Significant Development," and "Selling Shareholders."

Risks Associated with Future Acquisitions

     A key element of the Company's growth strategy is the acquisition of businesses and assets that will complement its current businesses. There can be no assurance that the Company will be able to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, there can be no assurance that the Company will be successful in integrating acquired businesses into its existing operations or that such integration will not result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Such acquisitions may result in the Company incurring additional indebtedness or issuing preferred stock or additional Common Stock. There can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making acquisitions or causing the Company to refrain from making further acquisitions.

     In addition, the Company may in the future incur certain obligations to consultants or other parties in the course of its acquisition of new businesses which may be dilutive to shareholders.

Risks Associated with Managing a Growing Business

     The Company has rapidly refocused its operations, and has placed significant demands on its management, administrative, operating and financial resources. The continued growth of the Company and the types of products offered can be expected to continue to place a significant strain on the Company's resources. The Company's future performance and profitability will depend in large part on its ability to attract and retain additional management and other key personnel, its ability to implement successfully enhancements to its management systems and its ability to adapt those systems, as necessary, to respond to growth in its business. No assurance can be made that the Company will be able to hire such qualified persons as and when required.

Dependence Upon Key Personnel

     The Company is substantially dependent upon the personal efforts and abilities of Byron Preiss, the Company's President and Chief Executive Officer and the Chairman of its Board of Directors, James R. Dellomo, its Chief Financial Officer, the principal members of management of MDC and NMS. Should any of these members of the Company's senior management be unable or unwilling to continue in their present roles, the Company's business could be materially adversely affected. The multimedia industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. An inability to attract, retain and motivate personnel required for the development, maintenance and expansion of the Company would have an adverse effect on its business. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

Software Technology; Lack of Patent Protection and Clearance of Rights; Trademarks; Copyright

     The Company will rely on a combination of contractual rights, trademarks, trade secrets and copyright laws to establish or protect its technology in the countries where it will conduct business. The Company will not possess patents or other registered intellectual property rights with respect to some of its software technology. There can be no assurance that the steps taken by the Company to protect its rights will be adequate to deter misappropriation. Furthermore, there can be no assurance that claims relating to the Company's alleged infringement on the intellectual property of others will not be asserted against the Company. Copyright and other proprietary rights to the use of software and book material and material licensed for use therein is subject to legal challenges in respect of all such rights. Moreover, as is the case in the music recording industry, software is capable of being reproduced by unauthorized persons. Any such unauthorized reproduction might be difficult to police and could detrimentally affect the Company. Further, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's. As the number of interactive software products in the market increases and the functionality of these products further overlaps, the Company believes that interactive software may increasingly become the subject of claims that such software infringes the copyrights or patents of others. Any such claims, with or without merit, can be time consuming and difficult and expensive to defend. In addition, the laws of some foreign countries do not protect proprietary rights in products and technology to the same extent as do the laws of the United States.

     In addition, practically all of the content (text, excerpts, artwork, film, photographs, plot, concepts, music, talent, programming and software) of the Company's products will be used by the Company pursuant to rights obtained in licensing agreements from others or under contracts with creative talent including programmers, some of whom will be employees of the Company and others who will be third party suppliers. See "Certain Relationships and Related Transaction/Conflicts of Interest." The Company will, therefore, necessarily be dependent upon the validity of its licensors' rights and the agreement and financial capability of each licensor to indemnify the Company against any claims, litigation and eventual damages from any such claims. This exposure is increased by reason of the fact that each of the Company's products is expected to include materials based upon rights obtained from a variety of different licensors.

     The Company currently owns federal trademarks which are Arts and Commerce(R), Crayon Multimedia(R), The Ultimate Robot(R), Digital Bauhaus(R) and Virtual Comics(R). In addition, the Company has approximately thirteen 13 active trademark applications pending, including Baby Rom(TM), Hard Hat(TM), 21st Century Classics(TM) and Brooklyn Multimedia(TM). There can be no assurance that the Company will be granted registrations on any or all of such trademarks. The failure to obtain a trademark registration may require the Company to select an alternative trademark for that product or imprint, as the case may be.

     Although the Company implements protective measures, by primarily filing copyright and trademark applications when deemed appropriate, in order to defend its material proprietary rights, there can be no assurance that such efforts will be successful. The failure and ability of the Company to effectively protect its proprietary information could have an adverse effect on the Company's business.

Lack of Independent Distribution Capability and Other Distribution Risks

     The Company is currently relying on a title by title basis on the retail distribution capabilities of third parties, including Simon & Schuster
Interactive, Pocket Books, Penguin, Putnam and the use of other third party distributors who also distribute products developed and published by competitors of the Company. The success of these sales and distribution efforts from the Company's perspective is predicated upon the quality and demand for its products and those of its competitors, prices, the sales pitch and consumer tastes. Without its own dedicated sales force, the Company cannot control the manner in which its products are marketed and sold to the ultimate consumer. There can be no assurance that the Company's current sales and distribution apparatus will successfully promote and market the Company's products. If the Company were to lose all or a significant portion of the revenue attributable to its principal distributors, or if its principal distributors were to lose sales of the Company's products to their principal accounts, the loss could have a material adverse effect on the Company's operating results. The distribution channels through which consumer software products are sold have been characterized by rapid change, including consolidations and financial difficulties of certain distributors and the emergence of new channels for distribution of consumer products such as mass merchandisers. In addition, there is an increasing number of companies competing for access to those channels. Intense competition exists for recognition from large volume wholesalers and for retail shelf space in the consumer software industry. A number of factors, including discounts to wholesalers, customer service, marketing and promotional efforts and purchase of shelf space, affect access to wholesalers and retailers. The Company believes that its success will also be dependent on penetrating distribution channels, including schools, libraries, bookstores and mass merchants. There can be no assurance that the Company will be able to distribute its titles successfully or compete for such limited shelf space with other companies, many of whom are better financed and have superior marketing power than that of the Company. In addition, any change, sale or merger of any company with whom the Company currently has a distribution agreement could materially adversely affect the Company. The Company's ability to market titles to the educational market is subject in part to its ability to effectively mail its New Media Schoolhouse catalog and update its Website.

Budget Considerations

     NMS is a recipient of educational software funding by federal, state and local governments and local boards of education. Budgetary allocations for education are dependent, in part, upon government tax revenues and budgetary constraints, which fluctuate from time to time. The federal, state and local governments and boards of education have experienced budget deficits that have led to decreased expenditures in education. The Company's results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for education could materially and adversely affect the Company's business, financial condition and results of operations.

     Dolphin's revenues are dependant in part upon the budgets of educational textbook publishers to commission software. There can be no assurance that such budgets shall increase or stay at current levels. Moreover, the Internet may also be a factor in that it may effect such budgets. A reduction of funding for such software could materially and adversely effect Dolphin's business, financial conditions and results of operations.

Seasonality and Product Development Schedule

     The book and software industries are highly seasonal. Product demand typically peaks during the holiday season. The Company believes that poor sales performance by retailers during a holiday season may negatively impact on the sales of the Company's titles. Timely releases to meet demand are crucial to success, and delays will result in lost sales during peak times. Other factors that may lead to quarterly fluctuations include delays in market acceptance of new products, timing of orders by distributors and dealers, and direct-mail and other marketing expenditures. Delays are prevalent in the business of software production. Schedule overruns have short and long term effects. In the short term they drive development costs up; in the long run they delay product shipment, could impair the Company's credibility in the market place materially adversely effecting the ability of the Company to obtain shelf space among key retailers and distributors and possibly result in lower sales and margins. Similarly, cost overruns can slow down the release of a product, inflate its sales price and diminish its commercial appeal and profitability. The release dates for certain of the Company's products are also dependent upon the timely completion of the development work contracted to third parties over which the Company has only limited control and the completion of acceptance procedures set forth in certain of the Company's content license and joint venture agreements. Any delays in planned delivery or release dates will correspondingly delay the Company's receipt and recognition of revenues. See "Business--Publishing Schedule; Marketing & Distribution." In addition, the failure by the Company to release certain licensed titles by contractually stipulated dates could result in the termination of many of the content licenses granted to the Company as well as certain joint venture agreements. There can be no assurance that the Company will be successful in meeting such contractually stipulated dates or obtaining a waiver therefrom.

Conflicts of Interest

     The business of the Company has been and will continue to be subject to certain potential conflicts of interest with respect to the licensing of rights from Byron Preiss Visual Publications, Inc. ("BPVP") and its affiliates, the payment of continuing fees and royalties to BPVP, the acquisition of properties and allocation of executive time and the use of certain BPVP staff by the Company to support its publishing operations. In addition, the Company has entered into certain agreements with Simon & Schuster Interactive, an affiliate of Viacom, which owns approximately 13% of the outstanding Common Stock of the Company. Furthermore, the Board of Directors of the Company includes one director nominated by Viacom. Prospective investors should consider carefully the information provided in "Certain Relationships and Related Transactions/Conflicts of Interest."

Competition

     The market for the Company's products is extremely competitive and the Company expects competition to increase. The Company faces competition principally in the areas of financial resources, technical know-how, access to rights of popular licenses, attractiveness and efficacy of products, marketing and distribution. It can be expected that there will be thousands of competitive products on the market during the next several years. Many of the Company's current and prospective competitors have significantly greater market recognition and greater financial, technical, marketing and human resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace. Furthermore, the development by competitors of new or improved products or technologies, including the Internet, may render the Company's catalog or products obsolete or less competitive.

Volatility of Market Price for Common Stock and Warrants

     While the Company's Common Stock has been listed on the NASDAQ Small Cap Market since May 1994, trading in the Company's Common Stock has been characterized by a high degree of volatility. The market price of the Common Stock is subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years, particularly with respect to companies in the technology and computer related industries, that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. In addition, trading in the Company's Common Stock, to date, have been dominated by a related small number of firms which make a market in such securities. To the extent that the market continues to be dominated by such market makers, the market in the Company's Common Stock may continue to experience a high degree of volatility. Such degree of volatility and market dominance may adversely affect the price and liquidity of the Company's securities in the future.

Possible Issuance of Preferred Stock; Anti-Takeover Provisions

     The Company is authorized to issue up to 5.0 million shares of preferred stock, $.001 par value (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding, and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium upon a sale of their shares of Common Stock. In particular, specific rights granted to future holders of the Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, which could have the effect of delaying or preventing a change of control of the Company and may adversely affect the rights of holders of Common Stock and securities convertible into shares of Common Stock. See "Description of Capital Stock -- Preferred Stock."

No Anticipated Dividends

     The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to retain any earnings to finance the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors, and will depend upon the earnings, capital requirements and financial position of the Company, plans for expansion, general economic conditions and other pertinent factors. In addition, under the terms of the Viacom Purchase Agreement, the Company may not pay any cash dividends to its shareholders without Viacom's prior written consent. See "Certain Relationships and Related Party Transactions."


FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                            SIGNIFICANT DEVELOPMENTS

     The Company has pursued a strategy  of growth  through the  acquisition  of businesses and assets that complement its existing product lines. Through January ______, 1998, the Company has consummated the acquisitions and transactions discussed below, and is continuing to pursue other acquisition opportunities. In addition, during 1997 the Company completed the financings described below through the issuance of convertible notes, convertible debentures and warrants.

ACQUISITIONS AND OTHER TRANSACTIONS

Dolphin, Inc.

     On March 21, 1997, the Company acquired all of the issued and outstanding capital stock (the "Dolphin Shares") of Dolphin, Inc. pursuant to the terms of a Stock Purchase Agreement (the "Dolphin Stock Purchase Agreement"), dated as of March 21, 1997 between the Company and Andrew K. Gardner ("Gardner"). Dolphin is a provider of educational, tutorial and training software products. The Company anticipates that Dolphin's business will complement its existing business by, among other things, enhancing the Company's capabilities to produce content for educational and corporate clients and providing the Company with access to testing, tutorial and training businesses for schools and corporations. The Company has also introduced Dolphin to new clients through its existing relationships, including Prentice-Hall and Silver Burdett.

     Pursuant to the terms of the Dolphin Stock Purchase Agreement, the Company acquired from Gardner all of the Dolphin Shares, in exchange for the following consideration (collectively, the "Dolphin Consideration"): (a) $580,000 in cash, consisting of $500,000 payable by wire transfer and $80,000 deposited into an interest bearing escrow account pursuant to the terms of an escrow agreement;
(b) a convertible note (the "Gardner Convertible Note") in the principal amount of $1.75 million, which is secured by a pledge of, among other things, the Dolphin Shares pursuant to the terms of the Dolphin Pledge Agreement (as defined below); and (c) approximately 395,947 shares (the "Purchaser Shares") of unregistered Common Stock.

     The Gardner Convertible Note bears interest at a rate of 7% per annum from and after March 21, 1997 and is due on March 1, 2001 (the "Gardner Maturity Date"). The outstanding principal balance of the Gardner Convertible Note on December 31, 1997, together with interest accruing thereon, shall be repaid in 39 equal monthly installments of approximately $53,087 commencing January 2, 1998 and continuing on the first business day of each succeeding month. The principal amount of the Gardner Convertible Note, at the holder's option, may be converted into the number of duly authorized, validly issued, fully-paid and non assessable shares of Common Stock (the "Gardner Conversion Shares") equal to the then unpaid principal amount of the Gardner Convertible Note being converted, divided by $5.75, as may be adjusted from time to time in accordance with the terms of the Gardner Convertible Note. The Gardner Convertible Note may be prepaid at the Company's option.

     Pursuant to its terms, the entire unpaid principal amount of the Gardner Convertible Note, together with accrued interest and charges thereon shall be due and payable upon the occurrence of an "Event of Default" under the Gardner Convertible Note. An "Event of Default" under the Gardner Convertible Note shall include such things as, (a) the Company's failure to make any payment due thereunder within 10 days after the due date therefor and failure to make such payment for an additional 30 days after written notice of such non-payment; (b) the Company's breach of any material obligation under Section 5 of the Gardner Convertible Note, relating to conversion of the Gardner Convertible Note, if such breach has not been cured within 60 days; (c) a Default (as described below) under the Dolphin Pledge Agreement giving due recognition of any notice and cure provisions thereof. The Gardner Convertible Note also provides that the Gardner Maturity Date may be accelerated in the event that (i) Gardner terminates his employment under the Gardner Employment Agreement (as defined below) for "Good Reason" in certain circumstances or (ii) Dolphin terminated Gardner's employment under the Gardner Employment Agreement without "cause". The indebtedness evidenced by the Gardner Convertible Note is secured by the Stock Pledge Agreement, dated as of March 21, 1997 between the Company and Gardner (the "Dolphin Pledge Agreement").

     Pursuant to the terms of the Dolphin Pledge Agreement, the Company, among other things, granted to Gardner a continuing lien and security interest in and to the Dolphin Shares and the proceeds thereof. The Company also generally agreed, among other things, (i) to maintain certain levels of working capital and stockholder's equity, (ii) not to liquidate, dissolve, merge or consolidate Dolphin or sell substantially all of its assets,
(iii) not to borrow money from any person other than the Company or loan money to any person other than the Company and (iv) not to sell, lease, assign or grant a lien on the Dolphin Shares. In addition, the Dolphin Pledge Agreement generally provides that a "Default" shall occur upon the occurrence of certain events including, but not limited to: (i) any "Event of Default" under the Gardner Convertible Note; (ii) failure to perform, observe or comply with a material provision of the Dolphin Pledge Agreement and cure such breach after written notice thereof; (iii) a breach of a representation or warranty contained in the Dolphin Pledge Agreement or a breach of certain representations or warranties contained in the Dolphin Stock Purchase Agreement or any officer certificate relating thereto; (iv) liquidation, dissolution of termination of Dolphin; or (v) bankruptcy of the Company. Upon and after the occurrence of a Default, Gardner may, among other rights and remedies, exercise his right to sell the Dolphin Shares, or any part thereof in accordance with and subject to the provisions described in the Dolphin Pledge Agreement.

     Pursuant to a Registration Rights Agreement (the "Gardner Registration Rights Agreement"), dated as of March 21, 1997, the Company granted Gardner certain demand registration rights pertaining to the Gardner Conversion Shares held by Gardner and incidental "piggyback" registration rights pertaining to the Purchaser Shares.

     In connection with the transactions contemplated by the Dolphin Stock Purchase Agreement, Gardner and Dolphin entered into an Employment Agreement, dated March 21, 1997 (the "Gardner Employment Agreement") for a three year term, subject to the possibility of earlier termination pursuant to the provisions of paragraph 9 thereof. Pursuant to the terms of the Gardner Employment Agreement, Gardner shall be employed as the President and Chief Executive Officer of Dolphin.

Acquisition of Multi Dimensional Communications, Inc. and New Media Schoolhouse, Inc.

     On November 26, 1997, the Company acquired all of the issued and outstanding capital stock of each of Multi Dimensional Communications, Inc. and New Media Schoolhouse, Inc., pursuant to the terms of a Stock Purchase Agreement (the "MDC Stock Purchase Agreement"), dated as of November 26, 1997 among the Company and each of Nicholas S. Vazzana ("Nicholas") and Elaine Vazzana ("Elaine") (Elaine and Nicholas are collectively referred to herein as "Vazzana"). The Company anticipates that the businesses of MDC and NMS will complement its existing businesses by, among other things, enhancing the Company's capabilities to market content to the educational market. The Company intends to market most of its new educational titles through the catalogs of Multi Dimensional Communications, Inc. The Company has also attracted many previously unrelated software publishers to such Multidimensional catalogs, including Simon & Schuster Interactive, Fox Interactive and Funk & Wagnalls Interactive Encyclopedia. The Company is also overseeing the revision of the catalog and website.

     Pursuant to the terms of the MDC Stock Purchase Agreement, the Company acquired from Vazzana all of the issued and outstanding capital stock of each of MDC and NMS (the "Orange Cherry Shares"), in exchange for the following consideration: (a) $36,133 deposited into an escrow account pursuant to the terms of an escrow agreement; (b) convertible notes of the Company (the "Vazzana Convertible Notes") in the aggregate principal amount of $375,000, which are secured by a pledge of, among other things, the Orange Cherry Shares, pursuant to the terms of the Orange Cherry Pledge Agreements (as defined below); and (c) 225,000 shares (the "Vazzana Purchaser Shares") of unregistered Common Stock. Pursuant to the terms of the MDC Stock Purchase Agreement, the Company agreed to guarantee an aggregate selling price of the Vazzana Purchaser Shares at $2.00 per share, before commissions or other transaction fees, for each such share actually sold on a bona fide trade on the NASDAQ Small Cap Market or such other exchange that the Common Stock is then listed or traded during the period beginning one year and ending two years from November 26, 1997.

     The Vazzana Convertible Notes bear interest at a rate of 6% per annum and are due on January 2, 2000 (the "Vazzana Maturity Date"). The outstanding principal balance of the Vazzana Convertible Notes on December 31, 1997, together with interest accruing thereon, shall be repaid in 24 equal monthly installments commencing February 1, 1998 and continuing on the first business day of each succeeding month. The principal amount of the Vazzana Convertible Notes, at the holder's option, may be converted into the number of duly authorized, validly issued, fully-paid and non assessable shares of Common Stock (the "Vazzana Conversion Shares") equal to the then unpaid principal amount of the Vazzana Convertible Notes being converted, divided by $5.75, as may be adjusted from time to time in accordance with the terms of the Vazzana Convertible Notes. The Vazzana Convertible Notes may be prepaid at the Company's option.

     Pursuant to the terms thereof, the entire unpaid principal amount of the Vazzana Convertible Notes, together with accrued interest and charges thereon shall be due and payable upon the occurrence of an "Event of Default" under the Vazzana Convertible Notes. An "Event of Default" under the Vazzana Convertible Notes includes, such things as, (a) the Company's failure to make any payment due thereunder within 20 business days after the due date therefor and failure to make such payment for an additional 20 business days after written notice of such non-payment; (b) the Company's breach of any material obligations under
Section 5 of the Vazzana Convertible Notes, relating to conversion of the Vazzana Convertible Notes, if such breach has not been cured within 30 days; (c) a "Default" (as described below) under the Orange Cherry Pledge Agreement giving due recognition of any notice and cure provisions thereof.

     The indebtedness evidenced by the Vazzana Convertible Notes are secured by each of the Stock Pledge Agreement dated as of November 26, 1997 between the Company and Elaine relating to the pledge of all of the outstanding shares of NMS, and the Stock Pledge Agreement, dated as of November 26, 1997 between the Company and Nicholas relating to the pledge of all of the outstanding shares of MDC (collectively, the "Orange Cherry Pledge Agreements").

     Pursuant to the terms of the Orange Cherry Pledge Agreements, the Company, among other things, granted a continuing lien and security interest in and to the Orange Cherry Shares and the proceeds thereof. The Company also agreed, among other things, (i) not to liquidate, dissolve, merge or consolidate MDC or NMS or sell substantially all of their assets, (ii) not to borrow money from any person other than the Company or loan money to any person other than the Company and (iii) not to sell, lease, assign or grant a lien on the Orange Cherry Shares. In addition, the Orange Cherry Pledge Agreements generally provide that a "Default" shall occur upon the occurrence of certain events described in the Orange Cherry Pledge Agreements, such as: (i) any "Event of Default" under the Vazzana Convertible Notes; (ii) failure to perform, observe or comply with a material provision of the Orange Cherry Pledge Agreements and cure such breach after written notice thereof; (iii) liquidation, dissolution or termination of MDC or NMS; (iv) bankruptcy of the Company, or (v) the Company's dissolution or inability to pay debts or appointment of a trustee of the Company. Upon and after the occurrence of a Default, Vazzana may, among other rights and remedies, exercise their right to sell the Orange Cherry Shares, or any part thereof in accordance with and subject to the provisions described in the Orange Cherry Pledge Agreements.

     Pursuant to a Registration Rights Agreement (the "Vazzana Registration Rights Agreement"), dated as of November 26, 1997, the Company granted to Vazzana certain incidental "piggyback" registration rights pertaining to the Vazzana Purchaser Shares and the Vazzana Conversion Shares.

Current Arrangements with OnRamp

     During November 1997 the Company entered into a non-binding letter of intent to acquire OnRamp Productions, LLC ("OnRamp"). OnRamp is a development stage company preparing Internet based educational products. The Company is currently in the process of negotiating definitive purchase agreements pursuant to which it would acquire the outstanding capital stock and all technologies of OnRamp in exchange for approximately 400,000 shares of Common Stock.

Virtual Comics

     During 1997, Virtual Comics, Inc., a subsidiary of the Company, entered into arrangements with America On-Line, Inc. and its affiliate ("AOL") pursuant to which Virtual Comics, Inc. agreed to issue 19.9% of the common stock of Virtual Comics, Inc. to AOL. In connection therewith, Virtual Comics entered into a confidential interactive services agreement with AOL pursuant to which Virtual Comics will provide a comics and comics commerce site through the AOL network. Furthermore, in December 1997, Virtual Comics entered into a letter of intent regarding a proposed private offering by Virtual Comics of, between $2.0 million and the maximum of $5.0 million, which may result in a substantial dilution of the Company's interest in Virtual Comics, Inc. The Company believes that, among other things, that such reduction in its equity interest is required to raise sufficient capital necessary to provide adequate working capital for Virtual Comics. There can be no assurance that the private placement will be completed.

High Text Interactive, Inc.

     Byron Preiss Multimedia Holdings, Inc. ("BPMH"), a wholly-owned subsidiary of the Company, is currently negotiating an Asset Purchase Agreement with High Text Interactive, Inc. ("High Text") for the purchase of rights that High Text has to certain computer software programs known as "Crash Course" and tangible embodiments thereof (the "Crash Course Assets"), including the inventory of High Text related to the Crash Course assets. It is anticipated that the purchase price for the Crash Course Assets will be 150,000 shares of the Company's Common Stock. The Company will guarantee an aggregate selling price of such shares at $1.33 per share, before commissions on other transaction fees, during the period beginning one year and exceeding 18 months after the closing. There is no assurance that the acquisition of the Crash Course Assets will be completed or if completed will not result in any claims being brought against the rights acquired by BPMC to the Crash Course Assets.

FINANCING TRANSACTIONS

8% Convertible Debentures due January 31, 1999

     On February 5, 1997, the Company completed the sale to certain European investors of its 8% Convertible Debentures due January 31, 1999 (the "European Debentures") in aggregate principal amount of $2.0 million, in reliance upon the exemption from registration afforded under Regulation S of the Securities Act.

     In connection with the transaction, the Company received net proceeds in the amount of approximately $1.84 million. The European Debentures are convertible, at the holders option, anytime commencing 45 days after the issue thereof, into shares of Common Stock, at a conversion price per share equal to the lower of (a) 70% of the average closing bid price of the Common Stock for the five business days immediately preceding the conversion date or (b) 75% of the average of the closing bid price of the Common Stock for the five business days immediately preceding the date of subscription by the holder thereof, in each case as reported by the NASDAQ Small Cap Market. The Company is entitled, at its option, to redeem all or part of the European Debentures being converted by paying to the holder thereof the product of (i) the average market price for the five consecutive trading days as reported by the NASDAQ Small Cap Market prior to the notice of conversion, and (ii) the number of shares of Common Stock that would be issuable if the European Debentures were converted.

     In addition, as part of its issuance of the European Debentures, the Company issued to VenGua Capital Markets, Ltd., the European-based broker involved in such transaction, warrants (the "VenGua Warrants") to purchase 50,000 shares of Common Stock. The VenGua Warrants are exercisable for shares of Common Stock at any time from and after February 1, 1998 to and including January 31, 1999, at a purchase price of $2.40 per share, which price may be adjusted upon the occurrence of certain events.

     On or about April 22, 1997, in accordance with the notices of conversion of the European Debentures presented to the Company by each of the holders of the European Debentures, the Company issued and delivered 785,176 shares of Common Stock to Allied Balken, 219,849 shares of Common Stock to AT Investments, 753,769 shares of Common Stock to Baybridge Securities and 753,769 shares of Common Stock to Blue Chip Securities. In the aggregate, the Company issued shares of Common Stock, representing, at that time, approximately 35% of the Company's issued and outstanding shares of Common Stock.

6% Convertible Debentures due October 31, 1999

     On October 17, 1997, October 29, 1997 and November 18, 1997, the Company completed the sale of its 6% Convertible Debentures due October 31, 1999 (the "6% Debentures") to two investors in the aggregate principal amount of $300,000, in reliance upon exemption from registration afforded under Regulation S of the Securities Act.

     In connection with the transaction, the Company received net proceeds in the amount of approximately $227,500 (excluding legal, accounting and other miscellaneous expenses). The proceeds are net of commissions and unaccountable expense allowances paid to Heritage Equities Ltd. The 6% Debentures are convertible, at the holders option, anytime commencing 60 days after the issue thereof, into shares of Common Stock, at a conversion price per share equal to the lower of (a) 75% of the average closing bid price of the Common Stock for the five business days immediately preceding the conversion date or (b) 80% of the average of the closing bid price of the Common Stock for the five business days immediately preceding the date of subscription, in each case as reported on the NASDAQ Small Cap Market. The Company is entitled, at its option, to redeem part or all of the 6% Debentures being converted by paying to the holder thereof the product of (i) the aggregate principal amount of the 6% Debentures being redeemed, and (ii) 130%.

     In addition, the Company issued to warrants Reva Trading (Proprietary) Limited , an investor in the 6% Debentures (the "Reva Warrants") to purchase an aggregate of 50,000 shares of Common Stock. The Reva Warrants are exercisable for shares of Common Stock at any time through October 31, 1999, at a purchase price of $1.00 per share, which price may be adjusted upon the occurrence of certain events.

6% Convertible Debentures due November 30, 1999

     On December 8, 1997, pursuant to the terms of a Securities Purchase Agreement, the Company completed the sale to Bushinghall Limited ("Bushinghall") of its 6% Convertible Debentures due November 30, 1999 (the "Bushinghall Debentures") in the aggregate principal amount of $1.3 million, in reliance upon the exemption from registration afforded under Regulation D of the Securities Act.

     In connection with such transaction, the Company received net proceeds in the amount of approximately $1,189,500 million (excluding legal, accounting and other miscellaneous expenses), which, at this time, the Company intends to use to complete acquisitions and for additional working capital. The proceeds are net of a 8% commission and 0.5% unaccountable expense allowance paid to Trautman Kramer & Company, Incorporated ("Trautman"). The Bushinghall Debentures are convertible, at Bushinghall's option, anytime commencing 90 days after the issue thereof, into shares of Common Stock, at a conversion price per share equal to the lower of (i) the lowest three consecutive trading day average Market Price (as hereinafter defined) for the 60 trading days ending on the day prior to the conversion date or (ii) 125% of the Market Price on the issue date. With respect to the Bushinghall Debentures, the term the "Market Price" generally shall be the average closing bid price of the Common Stock as reported, at the option of the holder, by Bloomberg, LP or by the National Association of Securities Dealers or the closing bid price on the over-the-counter market. The Company also issued to Bushinghall a warrant (the "Bushinghall Warrants") to purchase an aggregate of 130,000 shares of Common Stock. The Bushinghall Warrants are exercisable for shares of Common Stock at any time through November 30, 2002 at purchase prices that range from $2.25 to $3.0375, which prices may be adjusted upon the occurrence of certain events.

     Pursuant to the terms of the Securities Purchase Agreement, the Company unconditionally granted an option to Bushinghall (the "Bushinghall Option") to purchase an additional $1,500,000 principal amount of the debentures (the "Additional Bushinghall Debentures") on substantially the same terms as the Bushinghall Debentures, including the issuance to Bushinghall of a Warrant (the "Additional Bushinghall Warrant") to purchase an aggregate of 150,000 shares of Common Stock.

     In addition, the Company issued to Trautman and certain of its employees warrants (the "Trautman Warrants") to purchase an aggregate of 182,000 shares of Common Stock. The Trautman Warrants are exercisable for shares of Common Stock at any time through November 30, 2002, at a purchase price of $2.70 per share, which price may be adjusted upon the occurrence of certain events. In the event that Bushinghall exercises the Bushinghall option, pursuant to the terms of the Trautman Warrant, the Company has agreed to issue to Trautman a warrant to purchase an aggregate of 210,000 shares of Common Stock on substantially the same terms as the Trautman Warrants (the "Additional Trautman Warrant").

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. All proceeds will be received by the Selling Shareholders. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

     An aggregate of up to 9,112,759 Shares of Common Stock may be offered by the Selling Shareholders. The Shares offered hereby constitute approximately 68% of all shares of the Company's outstanding Common Stock, after giving effect to the issuance of 6,029,232 shares upon (i) the Gardner Convertible Note, the Vazzana Convertible Notes, and the Bushinghall Debentures the Additional
Bushinghall  Debentures  and  (ii)  the  Bushinghall  Warrants,  the  Additional
Bushinghall Warrants, the Trautman Warrants and the Additional Trautman Warrants, and without giving effect to the possible exercise of outstanding options under the 1993 Plan. The table set forth below contains certain information with respect to the beneficial ownership of the Company's Common Stock as of January __, 1998, and as adjusted to reflect the assumed sale of all of the Shares offered hereby by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares. The material relationships within the past three years between any of the Selling Shareholders and the Company or any of its predecessors or affiliates have been provided to the Company by the Selling Shareholders and are described under the caption "Certain Relationships and Related Transactions.

     The Registration Statement to which this Prospectus is a part has been filed with the Commission pursuant to and in accordance with certain agreements relating to registration rights granted by the Company to each of the Selling Shareholders (collectively the "Registration Rights Agreements"). See "Significant Developments" and "Certain Relationships and Related Transactions" for a description of the Registration Rights Agreements. All expenses of the registration of certain of the Shares covered by this Prospectus will be borne by the Company pursuant to the terms of the Registration Rights Agreements, except that the Company will not pay any underwriting discounts and commissions of underwriters, agents or dealers relating to the distribution of the Shares, if any, transfer taxes and legal expense of the Selling Shareholders.

     Pursuant to Rule 416 of the Securities Act, the Selling Shareholders may also offer and sell Shares issued with respect to the convertible debentures, convertible notes and warrants as a result of anti-dilution provisions, including by reason of changes in the conversion price of the debenture and stock splits, dividends and similar events.

                                                                                     Maximum
                                                                                    to be sold           Beneficial Ownership
                                                 Beneficial Ownership as             in this                 After Offering
Selling Shareholder                               of January --, 1998(1)          Offering (#of          if Maximum is Sold(2)
                                                                                     Shares)

                                                 Amount                                                Amount
                                                  (# of                                                 (# of
                                                 Shares)            Percent                            Shares)          Percent

Andrew K. Gardner(3)                             743,702             9.6%             743,702             0                *

Nicholas Vazzana(4)                              214,521             2.9%             214,521             0                *

Elaine Vazzana (5)                                46,229               *               46,229             0                *

Bushinghall Limited(6)                         4,760,000             39.1%          4,760,000             0                *

Trautman Kramer & Company                        297,000              3.9%            297,000             0                *
Incorporated(7)

David Stefansky(8)                                35,000               *               35,000             0                *

Robert Kramer(8)                                  10,000               *               10,000             0                *

Gregory Trautman(8)                               10,000               *               10,000             0                *

Mark Barbara(8)                                    5,000               *                5,000             0                *

                                                                                     Maximum
                                                                                    to be sold           Beneficial Ownership
                                                 Beneficial Ownership as             in this                 After Offering
Selling Shareholder                               of January --, 1998(1)          Offering (#of          if Maximum is Sold(2)
                                                                                     Shares)

                                                 Amount                                                Amount
                                                  (# of                                                 (# of
                                                 Shares)            Percent                            Shares)          Percent

Richard Rosenblum(8)                              35,000               *               35,000             0                *

Byron Preiss(9)                                  908,013             12.3%                [0]             0                0

Preiss Charitable Foundation, Inc.(10)            78,987              1.1%                [0]             0                0

Steven C. Berman(11)                              45,000               *               45,000             0                *

Allison A. Berman Lifetime Income                143,333              1.9%            143,333             0                *
Trust(11)

Mark K. Berman Lifetime Income                   143,333              1.9%            143,333             0                *
Trust(11)

Martin L. Berman Foundation(11)                  320,866              4.3%            320,866             0                *

Viacom International, Inc.(12)                 1,316,775             16.7%                [0]             0                0

------------------------

*    Less than 1%.

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security of that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Assumes that all the shares of Common Stock offered pursuant to this prospectus will be sold.

(3) Mr. Gardner's business address is c/o Dolphin, Inc. 10 Foster Street, Suite A2, Gibbsboro, NJ 08026. Includes 343,702 shares of Common Stock, which can be exercised within 60 days by Andrew K. Gardner at $5.75 per share, pursuant to the terms of the Gardner Convertible Note. See "Significant Developments."

(4) Mr. Nicholas Vazzana's business address is c/o Multi Dimensional Communications, Inc., 69 Westchester Avenue Pound Ridge, New York. Includes 64,521 shares of Common Stock, which can be exercised within 60 days by Mr. Nicholas Vazzana at $5,75 per share, pursuant to the terms of a Vazzana Convertible Note. See "Significant Developments."

(5) Ms. Elaine Vazzana's business address is c/o Multi Dimensional Communications, Inc., 69 Westchester Avenue, Pound Ridge, New York. Includes 4,609 shares of Common Stock, which can be exercised within 60 days by Ms. Elaine Vazzana at $5.75 per share, pursuant to the terms of a Vazzana Convertible Note. See "Significant Developments."

(6) The address of Bushinghall Limited is 14 Arlozorov Street, Tel Aviv Israel. Represents 2,080,000 shares of Common Stock issuable upon conversion of the Bushinghall Debentures and 130,000 shares underlying the Bushinghall Warrants. Also, includes 2,400,000 shares of Common Stock issuable upon conversion of the Additional Bushinghall Debentures and 150,000 shares underlying the Additional Bushinghall Warrants, which assumes that Bushinghall fully exercises the Bushinghall Option to purchase all of said Additional Bushinghall Debentures and Additional Bushinghall Warrants and converts the maximum number of Additional Bushinghall Debentures and Additional Bushinghall Warrants into shares of Common Stock. The actual number of shares of Common Stock issued or issuable upon the conversion of the Bushinghall Debentures and Bushinghall Warrants is subject to adjustment and could be materially less or more than such estimated amount depending on factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Significant Developments."

(7) The address of Trautman Kramer & Company Incorporated is 500 Fifth Avenue, 14th Floor, New York, NY 10110. Represents 87,000 shares of Common Stock issuable under the form of Trautman Warrants. Also, includes 210,000 shares of Common Stock underlying the Additional Trautman Warrants, which assumes that Bushinghall exercises the Bushinghall Option to purchase all of said Additional Bushinghall Debentures and Trautman Kramer & Company Incorporated converts the maximum number of such Additional Trautman
     Bushinghall Warrants into shares of Common Stock. See "Significant Developments."

(8) The address of this Selling Shareholder is c/o Trautman Kramer & Company Incorporated at 500 Fifth Avenue, 14th Floor, New York, NY 10110. Represents shares issuable under the Form of Trautman Warrants. See "Significant Developments."

(9) Excludes 78,987 shares of Common Stock owned by Preiss Charitable Foundation, Inc., a New York not-for-profit corporation, of which Mr. Preiss is a Director and Officer. Mr. Preiss disclaims beneficial ownership of such shares. Mr. Preiss' business address is c/o Byron Preiss Multimedia Company, Inc. 24 West 25th Street, New York, New York 10010.

(10) Represents  78,987  shares  of  Common  Stock  owned by  Preiss  Charitable
     Foundation, Inc., a New York not-for-profit corporation, of which Mr. Preiss is a Director and Officer. The address is 50 Sutton Place South, Apartment 8C, New York, New York 10022.

(11) On December 28, 1994, as a result of the liquidation by the Berman CD-Rom Partnership, L.P. a New York limited partnership, of all of such partnership's holdings of Common Stock of the Company, 1,067,000 shares of Common Stock were distributed to the partners thereof (the "Berman Group"), including, among others, Alison A. Berman Lifetime Income Trust, Mark K. Berman Lifetime Income Trust, Steven E. Berman and Martin L. Berman Foundation. Each of the persons or entities comprising the "Berman Group" disclaims beneficial ownership of shares of Common Stock owned by each of the other persons or entities within the Berman Group, and each of them expressly disaffirms the existence of a group. The address of each of the persons or entities comprising the Berman Group is c/o Steven E. Berman, One Bridge Plaza, Fort Lee, New Jersey 07024. See "Significant Developments."

(12) These shares are owned of record by Viacom International Inc., which is a subsidiary of Viacom Inc. The address of Viacom International Inc. is 1515 Broadway, New York, New York 10036. National Amusements, Inc. is a controlling shareholder of Viacom Inc. Sumner M. Redstone is the controlling shareholder of National Amusements, Inc. and is the Chairman of the Board and Chief Executive Officer of Viacom Inc. and Viacom International Inc. The address of National Amusements, Inc. is 200 Elm Street, Dedham, Massachusetts 02026. Includes warrants to purchase an additional 315,000 shares of Common Stock, which can be exercised within 60 days by Viacom International Inc. at $7.00 per share and 149,400 shares underlying the Additional Viacom Warrant. See "Significant Developments," and "Immediate Substantial Dilutions and Disproportionate Risk of Loss."

                              PLAN OF DISTRIBUTION

     The distribution of the Shares of Common Stock offered by Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ Small Cap Market or on the BSE (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Selling Shareholder may effect such transactions by selling Shares to or through broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). A Selling Shareholder also may pledge Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Shares offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of such Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Shareholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Company will not receive any of the proceeds from sales of any of the securities offered pursuant to this Prospectus by the Selling Shareholders.

     Each of the Selling Shareholders entered into a Registration Rights Agreement with the Company, which generally provides for the registration of the shares of Common Stock under the Securities Act and the blue sky laws of the several states. Pursuant to each of such Registration Rights Agreements, the Company is required, among other things, to bear the cost of such registration and indemnify the Selling Shareholders against certain liabilities, including those under the Securities Act. See "Selling Shareholders."

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, and its amended and restated by-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

     The Company is authorized to issue 30.0 million shares of Common Stock. Holders of Common Stock are entitled to one vote for each share owned on all matters submitted to a vote of shareholders. There is no cumulative voting with respect to the election of directors. Therefore, the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Subject to the prior rights of any series of Preferred Stock which may be from time to time outstanding, if any, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of any outstanding shares of Preferred Stock, if any. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

     As of January 20, 1998, there were 7,399,438 shares of Common Stock outstanding.

Preferred Stock

     The Board of Directors has the authority, without further action by shareholders, to issue from time to time up to 5.0 million shares of Preferred Stock in one or more series, and to fix the designation, preferences, powers, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Company's Board of Directors, without shareholder approval, can from time to time issue Preferred Stock with voting, conversion and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further action by the shareholders. No shares of Preferred Stock have been issued and the Company has no present plan to issue any such shares. See "Risk Factors--Possible Issuance of Preferred Stock; Anti-Takeover Provisions."

Transfer and Warrant Agent

     The Company has appointed Continental Stock Transfer & Trust Company as the transfer agent for its Common Stock and warrant agent for its Warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1992, the Company issued to each of Byron Preiss and Berman CD-ROM Partnership, L.P., a New York limited partnership (the "Berman Partnership"), 1,067,000 shares of Common Stock for an aggregate purchase price of $2,134. The Berman Partnership was a New York limited partnership comprised of individuals who other than through their ownership of the Common Stock are not affiliated with the Company. On December 28, 1994, the Berman Partnership was liquidated and all of the Berman Partnership's holdings of shares of Common Stock were distributed to its partners. See "Security Ownership of Certain Beneficial Owners and Management."

Transactions with Byron Preiss

     Since inception, the Company has relied upon Byron Preiss to serve as its Chief Executive Officer and President and as Chairman of its Board of Directors. The Company has licensed from Byron Preiss Visual Publications, Inc. ("BPVP") the rights to materials which have provided or will provide content for some of those products which the Company has developed. In addition, the Company's acquisition of properties and licenses from sources other than BPVP has often been dependent upon Mr. Preiss' experience and contacts in the book-publishing and audio and video software fields. See "Executive Compensation--Employment Agreements."

     Mr. Preiss will also continue to serve as President and Chief Executive Officer of BPVP and General Licensing Company, Inc., which are companies that perform the same types of services (such as book packaging) as performed by BPVP and Byron Preiss Electronic Books, Inc. ("BPEB"), which is an inactive company. In connection with Mr. Preiss' Employment Agreement, BPVP and BPEB have agreed, by a separate agreement dated April 1, 1994, as amended by an Amendment dated March 22, 1995, that through January 1, 1997, (i) BPEB will not engage in the acquisition of CD-ROM and on-line service rights and (ii) until such time as Mr. Byron Preiss is no longer the Chief Executive Officer of the Company, that all future acquisitions of CD-ROM rights by BPVP, other than in connection with its acquisition of any book publication or other rights, shall be made for the benefit of and for use by the Company. See "Executive Compensation--Employment Agreements." In addition, BPVP and BPEB have agreed that any sale of CD-ROM rights by BPVP or BPEB to the Company shall be on terms competitive with the purchase by the Company of similar rights from unaffiliated third parties. In the event that BPVP acquires CD-ROM rights that are subsequently sold to anyone other than the Company, all net profits of BPVP and BPEB from such sale shall be paid to the Company. If BPVP obtains CD-ROM rights in connection with book publication rights, BPVP has agreed that, if such rights are transferable, and BPVP elects, at its option, to sell or license such rights to the Company, then the Company may purchase or license such rights upon terms and conditions which are at least as favorable as those it could achieve in arms length negotiations with an independent third party. The Company has agreed that it will not acquire additional CD-ROM rights from BPVP or BPEB until January 1, 1997, unless: (i) the Company's Board of Directors determines that acquisition of additional CD-ROM rights from BPVP or BPEB is necessary; or (ii) the Company acquires such CD-ROM rights for a project currently in development. Notwithstanding the foregoing, CD-ROM rights to certain works which were previously granted to BPVP and BPEB and other companies controlled by Mr. Preiss may not be assignable to the Company without further consents from the grantors to BPVP or BPEB, as appropriate.

     In addition, by agreement dated April 1, 1993, BPEB, of which Byron Preiss serves as President and Chief Executive Officer, conveyed to the Company all of BPEB's CD-ROM rights for Isaac Asimov's the Ultimate Robot and Gahan Wilson's The Ultimate Haunted House, and the Company assumed all payment and other obligations of BPEB relating to those properties. The Company paid BPEB the sum of $49,549.81, constituting reimbursement to BPEB for all costs incurred in the acquisition of these rights and not as an advance, royalty or by way of any other compensation to BPEB for these two properties. By a separate agreement, dated April 1, 1993, BPVP granted the Company the right to purchase all CD-ROM rights owned by BPVP in six separate properties, i.e. Stan Lee's Riftworld, Leonard Wolfe's The Essential Frankenstein and the Essential Dracula, Arthur C. Clarke's Venus Prime, The Ultimate Dinosaur, Isaac Asimov's Robot City and for certain titles in the Bank Street Ready to Read Series. These agreements require the Company to pay royalties to BPVP ranging from 2.0% to 8.0% of net revenues, depending upon the numbers of copies sold and require the Company to pay certain advance royalties. BPEB does not currently retain CD-ROM rights to any titles not transferred to the Company. BPVP retains the copyrights to numerous books and also retains, or has assigned to licensors or co-publishers, ancillary rights (such as CD-ROM rights) to those properties. BPVP has granted to the Company certain electronic comic rights and the book rights to one (1) novel relating to Stan Lee's Riftworld, the terms of which have not been formalized in writing and are currently subject to negotiation between the parties. With the approval of Simon & Schuster Book Publishing, Inc., a $25,000 payment was made from the Company to Byron Preiss/Richard Ballantine, Inc. in connection with the Development Agreement (hereinafter defined) in order to facilitate production of the book The Way Baseball Works, which is also the title of a separate CD-ROM product being developed by the Company in connection with the Development Agreement. As part of the Company's refocused efforts on education, certain licensed titles such Arthur C. Clarke's VenusPrime, are unlikely to be made into a CD-ROM.

     The Company shared office space with BPVP and Byron Preiss Electronic Books, Inc. from the Company's inception through February 1994. During such time, BPVP provided all of the secretarial, bookkeeping and maintenance for the office, for which BPVP charged the Company the amount of $1,700 per week. On January 1, 1995, the Company entered into a one-year Management Services Agreement (the "1995 Management Services Agreement") with BPVP pursuant to which BPVP agreed to provide the Company with the services of certain employees, and the use of certain office space, equipment, furniture, utilities and such other items as the Company and BPVP may agree (collectively, the "Management Services"). Pursuant to the 1995 Management Services Agreement, the Company paid a total of $195,736 to BPVP during 1995. The Company entered into a one-year Management Services Agreement, dated as of January 1, 1996 (the "1996 Management Services Agreement"), with BPVP, which contains substantially the same terms and conditions as set forth in the 1995 Management Services Agreement. In connection with the 1996 Management Services Agreement, during 1996 the Company paid to BPVP a total of $185,319. During 1997, the Company assumed the lease on half of the eleventh floor. Furthermore, certain employees of BPVP have continued to provide services to the Company and BPVP has deferred, but not waived, any reimbursement for such services. The Company did not enter into a management services agreement with BPVP for 1997, but it intends to reimburse BPVP for itemized expenses on an itemized basis. In addition, approximately three former employees of BPVP have been made employees of the Company since the inception of the Company and certain BPVP employees have provided freelance services, such as writing, on a competitive basis. The Company believes that the use of BPVP's facilities, employees, resources and services have been and will continue to be upon terms and conditions which the Company believes to be at least as favorable as could have been obtained in arms-length negotiations with independent third parties.

     The business of the Company has been and in the near future will continue to be subject to certain potential conflicts of interest with respect to the licensing of rights from BPVP and BPEP, the payment of continuing fees and royalties to BPVP and BPEP, the acquisition of properties and allocation of executive and staff time, as well as the co-publishing and distribution agreements with S&S and Penguin Putnam, two companies with whom BPVP and its affiliates does business. The Company believes that the rights to properties which it has obtained from BPVP and BPEP, and the availability of facilities, resources and services from BPVP and BPEP, during the Company's initial development stage, have been upon terms and conditions which the Company believes to be at least as favorable as could have been obtained in arms-length negotiations with independent third parties. However, the terms and conditions of these licenses and arrangements with BPVP and BPEP, have not been determined through arms-length negotiations. For the foreseeable future, the Company will continue to rely upon the judgment of its Board of Directors, its executive officers, including Byron Preiss and James Dellomo, to achieve arms-length terms and conditions in these non arms-length transactions; and no formal oversight or other independent mechanism will be utilized to ensure the fairness or independent nature of such determinations. The Company believes that it has benefitted and will continue to benefit from Mr. Preiss' book publishing and software experience, from the ability to acquire CD-ROM rights from BPVP and from the publication and publicity by BPVP and its book publisher licensees and distributors of works for which the Company will be publishing CD-ROM products and as books. During 1997, two books under the National Basketball Hall of Fame name were published by the Company under a license assigned to it for no advance by an affiliate of BPVP. In addition, a book and CD-ROM were published in 1997 by the Company based on a property owned by General Licensing Company, Inc.'s "Is Your Teacher an Alien" and "My Teacher is an Alien."

Agreements in Connection with the Viacom Purchase Agreement

     Pursuant to the terms of a Stock Purchase Agreement dated as of March 22, 1995 (the "Viacom Purchase Agreement"), the Company sold to Viacom, a subsidiary of Viacom Inc. and an affiliate of Simon & Schuster, Inc., for a total consideration of $5,964,000, paid in cash: (i) 852,375 unregistered shares of Common Stock (representing an aggregate of approximately 20% of the Company's outstanding Common Stock), (ii) warrants to purchase an additional 315,000 shares of Common Stock at an exercise price of $7.00 each, and (iii) an additional warrant (the "Additional Viacom Warrant") to purchase up to an aggregate of a number of shares of Common Stock (the "Additional Viacom Warrant Shares") equal to, at any time, 20% of the shares of Common Stock issuable upon the exercise of stock options (x) granted pursuant to the 1993 Plan, as such plan may be amended from time to time, and (y) granted to employees not pursuant to any stock option plan, at an exercise price of $7.00 per share of Common Stock. The sale of the Common Stock to Viacom represented the issuance by the Company, and the ownership by Viacom, of approximately 20% of the Company's outstanding shares of Common Stock, on a fully diluted basis on the date of issuance. Pursuant to a Registration Rights Agreement, dated March 22, 1995, the Company granted Viacom certain demand and incidental registration rights pertaining to the Common Stock of the Company held by Viacom.

     Pursuant to the terms of the Viacom Purchase Agreement, the Company, among other things, has covenanted that it will not pay any cash dividends to its shareholders without Viacom's prior written consent. In addition, Viacom, Byron Preiss and the Berman Group (which consists of approximately six other shareholders of the Company who collectively own approximately 20% of the Company's outstanding Common Stock, entered into a Shareholders' Agreement dated as of March 22, 1995 (the "Shareholders' Agreement"). See "Security Ownership of Certain Beneficial Owners and Management." Pursuant to the terms of the Shareholders' Agreement, Mr. Preiss and the Berman Group have agreed, among other things, to vote their shares of the Common Stock to elect to the Company's Board of Directors a nominee (or nominees) of Viacom proportional to Viacom's stock ownership in the Company, with Viacom being represented by at least one seat on the Company's Board of Directors, for so long as it shall continue to own at least 10% of the Company's issued and outstanding shares of Common Stock. In addition, pursuant to the terms of the Shareholders' Agreement, Mr. Preiss and the Berman Group have granted to Viacom a right of first refusal (the "Right of First Refusal") with respect to any shares of Common Stock which may in the future be sold by either Mr. Preiss or members of the Berman Group. Viacom has agreed to provide a similar Right of First Refusal to Mr. Preiss and the Berman Group with respect to any sales of Common Stock sold by Viacom. Additionally, in consideration of the grant to Viacom by Mr. Preiss and the Berman Group of the Right of First Refusal, Viacom and the Company have granted to Mr. Preiss and the Berman Group, incidental "piggyback" certain registration rights with respect to any registration statement filed by the Company on behalf of Viacom, to register shares of Common Stock owned by Viacom.

     In connection with the transactions contemplated by the Viacom Purchase Agreement, Mr. Preiss and the Company entered into an Amendment, dated March 22, 1995, (the "Amendment") to Mr. Preiss' Employment Agreement with the Company. Pursuant to the terms of the Amendment, among other things, (i) the term of the Employment Agreement was extended for an additional one year period to December 31, 1998; (ii) Mr. Preiss' compensation over the term was increased; (iii) Mr. Preiss entered into a revised non-competition covenant with the Company; and
(iv) Mr. Preiss was given an option, at his discretion, to extend the term of the Employment Agreement for an additional period of one year. See "Executive Compensation--Employment Agreements."

Agreements with Simon & Schuster

   Simon & Schuster Interactive

     In connection with the various transactions referred to above with respect to the Viacom Purchase Agreement, the Company entered into a Software
Development Agreement, dated as of March 21, 1995, with Simon & Schuster Interactive, a division of S&S and an affiliate of Viacom (the "Development Agreement"). Pursuant to the terms thereof, the Company and Simon & Schuster Interactive will jointly develop a minimum of four and possibly up to a maximum of eight products in digital electronic media, based upon pre-existing third-party and original works, using and contributing their joint property, resources, names, talent and know-how. It is anticipated that the joint works will initially consist of CD-ROM computer software products. In connection with each joint work developed, Simon & Schuster Interactive is to pay the

Company an advance of up to $375,000 against future royalty payments. Pursuant to a letter agreement, the Company and Simon & Schuster Interactive increased the amount of the advance to up to $450,000.

   S&S Interactive Distribution Services

     The Company has also entered into a Distribution Services Agreement (the "S&S Distribution Agreement"), dated as of January 1, 1996 with S&S Interactive Distribution Services ("S&S Distribution"), pursuant to which the Company, with a view towards enhancing its distribution activities and expanding its market penetration, granted to S&S Distribution: (i) the exclusive right to market and distribute certain titles, and to provide inventory, warehousing and fulfillment services for the titles in the United States and Canada (the "Exclusive Territory") with the exception of certain channels, including educational
(academic) markets and direct-to-the-consumer "special markets" (the "Non-Exclusive Channels"); (ii) the non-exclusive right to market and distribute certain titles, and provide inventory warehousing and fulfillment services for such titles, in the Non-Exclusive Channels in the Exclusive Territory. The Company retained the right, directly and through other distributors, to market and distribute such titles in the Non-Exclusive Channels in the Exclusive Territory as well as all other territories other than the Exclusive Territory. The S&S Distribution Agreement also provides for the availability of manufacturing services and technical support services to be provided by S&S Distribution. Pursuant to the S&S Distribution Agreement, S&S Distribution is required to use commercially reasonable efforts to actively promote and sell each of the agreed upon titles. S&S Distribution shall be entitled to receive, among other things, a monthly distribution fee for rendering services in connection with the S&S Distribution Agreement. Pursuant to the S&S Distribution Agreement, the Company is responsible for product and packaging design as well as technical support if the Company elects not to utilize S&S Distribution technical support services. The S&S Distribution Agreement commenced on January 1, 1996 and shall continue for a term of two years through December 31, 1997. The S&S Distribution Agreement is automatically renewable for successive one-year terms unless either party thereto elects to terminate the agreement, effective on the anniversary date of January 1, on not less than 60 days prior written notice. Under the S&S Distribution Agreement, various titles are distributed by S&S Distribution, including The Frasier Companion; The Baywatch Companion with Screensaver; The Ultimate Einstein; Westworld; Private Eye Game and Spider-Man: The Sinister Six. In addition, the Company agreed to grant S&S Distribution the right to distribute any and all titles that the Company develops, publishes or for which the Company gains distribution rights throughout the term of the S&S Distribution Agreement, with certain exceptions. The Company has not resolved certain accounting issues with S&S Distribution as of this date.

   Pocket Books

     Since May 1997, S&S Distribution has distributed certain of the Company's books. In connection therewith, on January 1, 1998, the Company and S&S Distribution entered into a Distribution Services Agreement pursuant to which, among other things, the Company granted to S&S Distribution the right to distribute 12 to 24 books per year through Pocket Books (the Pocket Books Distribution Agreement"). Pursuant to the terms of the Pocket Books Distribution Agreement, Pocket Books distributes a broad array of products under the Byron Preiss Multimedia Books imprint on such topics as pop culture and sports, both in book format and in book and CD-ROM packages. Pocket Books will also provide a variety of other services to the Company, including inventory, warehousing and fulfillment, billing and collection services for the titles it distributes. The Company also has co-published eight Marvel young adult books under a separate agreement with Pocket Books.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York 10019.

                                     EXPERTS

     The audited financial statements as of and for the fiscal year ended December 31, 1996, incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street , N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy and information statements and other information regarding the Company may also be inspected at the offices of the NASDAQ Small Cap Market, 1735 K Street N.W., Washington, D.C. 20006

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and through the Commission's internet site at http://www.sec.gov. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

================================================================================

   No dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.


                            ------------------------


                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Incorporation by Reference....................................................
Prospectus Summary............................................................
Risk Factors..................................................................
Significant Developments......................................................
Use of Proceeds...............................................................
Selling Shareholders..........................................................
Plan of Distribution..........................................................
Description of Capital Stock..................................................
Certain Relationships and Related Transactions................................
Legal Matters.................................................................
Experts.......................................................................
Additional Information........................................................



================================================================================




================================================================================


                                     [LOGO]



                                  BYRON PREISS
                                   MULTIMEDIA
                                  COMPANY, INC.



                                 ---------------






                                9,112,759 Shares


                                  Common Stock





                                   PROSPECTUS


                              ___________ ___, 1998




                                 ---------------




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The Company's expenses in connection with the offering of the shares of Common Stock described in this registration statement are set forth below. No expenses will be borne by the Selling Stockholders. All amounts except the Securities and Exchange Commission registration fee are estimated.

    Securities and Exchange Commission registration fee...............   $
    Blue Sky fees and expenses........................................   $
    Printing and engraving expenses...................................   $
    Legal fees and expenses...........................................   $
    Accounting fees and expenses......................................   $
    Transfer agent fees and expenses..................................   $
    Miscellaneous.....................................................   $
                                                                         -----
    Total  ...........................................................   $
                                                                         =====

Item 15. Indemnification of Directors and Officers.

     The Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law, including without limitation to a greater extent than provided in Sections 721 through 726 of the New York Business Corporation Law (the "BCL"), as the same may be amended and supplemented, or any successor provisions thereto.

     The Company's Amended and Restated By-laws generally provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

     In addition, the Company and certain other persons may be entitled pursuant to the Underwriting Agreement to indemnification by the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company's Restated Certificate of Incorporation, as amended, provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the BCL as the same may be amended and supplemented, or any successor provision thereto. Section 402(b) of the BCL enables a corporation in its Certificate of Incorporation to set forth a provision eliminating or limiting the personal liability of Directors to the Corporation or its Shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (i) the liability of a director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involve intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts of violated Section 719, or (ii) liability of any director for any act or admission prior to the adoption of a provision authorized by said paragraph.

Item 16. Exhibits.

Exhibit
  No.      Description
-------    -----------

     The following documents heretofore filed by the Company with the Securities and Exchange Commission ("SEC") are hereby incorporated by reference:

3.1     Restated Certificate of Incorporation and Amendment thereto(1)

3.2     Amended and Restated By-laws(1)

4.1     Specimen Common Stock Certificate(1)

4.2     Specimen Redeemable Warrant Certificate(1)

4.3     Underwriter's Warrant Certificate(1)

4.4 Form of Warrant Agreement between the Company and Continental Stock Transfer and Trust Company(1)

5.1     Opinion of Kane Kessler, P.C.(9)

10.1 Employment Agreement, dated April 1, 1994, between the Company and Byron Preiss(1)+

10.2 Multimedia Publishing Agreement, dated July 1993, between the Company and Microsoft Corporation(1)

10.3    1993 Stock Option Plan(1)+

10.4 Agreement of Lease, dated October 29, 1993, between the Company and 24-28 West 25th St. Associates, L.P.(1)

10.5 Voting Trust Agreement, dated July 15, 1993, among Robert Oehler and the voting trustees, as amended(1)

10.6 Form of Consulting Agreement between the Company and Thomas James Associates, Inc.(1)

10.7 Amendment, dated March 21, 1994, to Multimedia Publishing Agreement, between the Company and Microsoft Corporation(1)

10.8 Letter Agreement, dated April 1, 1993, between Byron Preiss Visual Publications, Inc. ("BPVP"), and the Company.(1)

10.9 Letter Agreement, dated April 1, 1993, between Byron Preiss Electronic Books, Inc., and the Company.(1)

10.10 $700,00 principal amount Promissory Note, dated June 11, 1993, payable by the Company to the order of Berman CD-ROM Partnership, L.P., a New York limited partnership; $25,000 principal amount Promissory Note, dated June 25, 1993, payable by the Company to the order of Richard S. Meisenberg; and $30,000 principal amount Promissory Note, dated July 27, 1993, payable by the Company to the order of Craig Gordon(1)

10.11 Agreement, dated March 1, 1993, between the Company and Doubleday, a division of Bantam Doubleday Dell Publishing Group, Inc.(1)


10.12 Agreement, dated June 16, 1993, between the Company and W.H. Freeman & Company, a division of Scientific American, Inc.(1)

10.13 Agreement, dated August 9, 1993, between the Company and David Larkin, Paul Rocheleau and Michael Freeman(1)

10.14 Letter Agreement, dated May 15, 1992, between BPVP and Gahan Wilson and letter agreement, dated July 14, 1993, between BPVP and Gahan Wilson(1)

10.15 Agreement, dated January 20, 1995, between Byron Preiss Video Production Inc. and Ray Bradbury, and amendment thereto(1)

10.16 Agreement, dated October 30, 1992, between the Company and Philip Marlowe, B.V.(1)

10.17 Letter Agreement (the "Letter Agreement"), dated April 1, 1994, among the Company, BPVP, and Byron Preiss Electronic Books, Inc.(1)

10.18 Agreement, dated February 1, 1994, between the Company and Gaga Communications, Inc.(1)

10.19 Letter Agreement, dated January 18, 1994, between the Company and Marvel Entertainment Group, Inc.(1)

10.20 Affiliate Label Distribution Agreement dated June 21, 1994 between Time Warner Interactive Group and the Company.(2)

10.21   Stock   Purchase   Agreement   dated  March  22,  1995  between   Viacom
        International Inc. and the Company.(2)

10.22 Registration Rights Agreement dated March 22, 1995 between Viacom International Inc. and the Company.(2)

10.23   Software  Development  Agreement  dated March 21, 1995  between  Simon &
        Schuster Interactive, a division of Simon & Schuster, Inc. and the Company.(2)

10.24 Amendment, dated March 22, 1995, to the Employment Agreement, dated April 1, 1994, between the Company and Byron Preiss(2)+

10.25 Agreement dated September 1, 1994 between Marvel Entertainment Group, Inc. ("Marvel") and the Company.(2)

10.27 Warrant Agreement and Certificate dated March 22, 1995 between Viacom International, Inc. and the Company.(2)

10.28 Warrant Agreement and Certificate dated March 22, 1995 between Viacom International, Inc. and the Company.(2)

10.29 Management Services Agreement dated January 1, 1995 between the Company and BPVP.(2)

10.30   1993 Stock Option Plan, as amended.(2)

10.31 Co-Publishing Agreement dated September 26, 1994 between Putnam Berkeley Group, Inc. and the Company.(3)

10.32 Agreement dated as of February 15, 1995, between the Company and Marvel.(3)

10.33   Agreement dated as of June 15, 1995 between Marvel and the Company.(3)

10.34   Agreement dated as of June 28, 1995 between Marvel and the Company.(3)

10.35 Agreement of Lease, effective as of September 1, 1995, between the Company and 24-28 West 25th Street Associates, L.P.(3)

10.36 Agreement dated October 20, 1995 between the Company and Penguin Electronic Publishing, a division of Penguin Books USA Inc.(3)

10.37 Management Services Agreement dated as of January 1, 1996 between the Company and BPVP.(3)

10.38 CD-ROM Distribution and Replication Agreement dated February 2, 1996 between Macmillan Publishers Limited and the Company.(3)

10.39 Amended and Restated Distribution Agreement dated as of January 1, 1996 between Simon & Schuster Interactive Distribution Services, a division of Simon & Schuster, Inc. and the Company.(3)

10.40 Amendment No. 3 to Multimedia Publishing Agreement, between the Company and Microsoft Corporation.(2)

10.41 Localization and Distribution Agreement dated as of February 23, 1996 between the Company and Systhema, A.G.(2)

10.42   Form  of  Offshore  Securities   Subscription  Agreement  regarding  the
        European Debentures.(4)

10.43   Form of European Debenture.(4)

10.44   Form of Warrant issued in connection with the European Debenture.(4)

10.45 Stock Purchase Agreement, dated as of March 21, 1997, between the Company and Andrew K. Gardner.(5)

10.46 Convertible Note, dated March 21, 1997, in the principal amount of $1,750,000 from the Company to Andrew K. Gardner.(5)

10.47 Dolphin Pledge Agreement, dated as of March 21, 1997, between the Company and Andrew K. Gardner.(5)

10.48 Employment Agreement dated as of March 21, 1997 between Dolphin and Andrew K. Gardner.(5)

10.49 Gardner Registration Rights Agreement, dated as of March 21, 1997, between the Company and Andrew K. Gardner.(5)

10.50 Form of Offshore Securities Subscription Agreement regarding the 6% Debentures.(6)

10.51   Form of 6% Debenture.(6)

10.52   Form of Warrant issued in connection with the 6% Debenture.(6)

10.53 Stock Purchase Agreement, dated as of November 26, 1997, among the Company and each of Nicholas Vazzana and Elaine Vazzana.(7)

10.54   Form of Vazzana Convertible Note, dated November 26, 1997. (7)

10.55   Form of Stock Pledge Agreement, dated as of November 26, 1997. (7)

10.56 Registration Rights Agreement, dated as of November 26, 1997, among the Company, Nicholas Vazzana and Elaine Vazzana.(7)

10.57 Securities Purchase Agreement, dated as of December 8, 1997 between the Company and Bushinghall Limited.(8)

10.58   Bushinghall Debenture(8)

10.59   Bushinghall Warrant(8)

10.60 Registration Rights Agreement dated as of December 8, 1997 between the Company and Bushinghall Limited.(8)

10.61   Form of Trautman Warrants(1)

10.62 Distribution Services Agreement, dated January 1, 1997 between Pocket Books, a division of Simon & Schuster and the Company.(8)

21.1    Subsidiaries of the Company.(8)

23.1    Consent of Arthur Andersen LLP (8)

23.2    Consent of Kane Kessler, P.C. (included in 5.1)(9)

24.1    Power of Attorney (included on signature page)(8)

-------------
   (1) Incorporated by reference to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 11, 1994 (No. 33-74990-NY).

   (2) Incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement on From SB-2 filed with the Commission (No. 33-74990-NY)

   (3) Incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1995 filed with the Commission on March 29, 1996.

   (4) Incorporated by reference to the Current Report on Form 8-K (Date of Event - February 5, 1997)

   (5) Incorporated by reference to the Current Report on Form 8-K (Date of Event - March 21, 1997)

   (6) Incorporated by reference to the Current Report on Form 8-K (Date of Event - October 17, 1997)

   (7) Incorporated by reference to the Current Report on Form 8-K (Date of Event - November 26, 1997)

   (8)  Filed herewith

   (9)  To be filed by amendment

   (+)  This Exhibit represents a management contract or compensatory plan.

Item 17. Undertakings

     The Company hereby undertakes

     1. To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     7. (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has fully caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on January 16, 1998.



                                      BYRON PREISS MULTIMEDIA COMPANY, INC.



                                      By: /s/ Byron Preiss
                                          --------------------------------------
                                          Byron Preiss
                                          Chief Executive Officer and President
                                          January 16, 1998

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Byron Preiss and James R. Dellomo, jointly and severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                            Date
---------                      -----                            ----

/s/ Byron Preiss               Chief Executive Officer,         January 16, 1998
------------------------       President (Principal
Byron Preiss                   Executive Officer),
                               and a Director

/s/ James R. Dellomo           Chief Financial Officer,         January 16, 1998
------------------------       Treasurer (Principal
James R. Dellomo               Financial Officer and
                               Principal Accounting
                               Officer), and a Director
/s/ Matthew Shapiro                                             January 16, 1998
------------------------
Matthew Shapiro                Director


/s/ Jack Romanos               Director                         January 16, 1998
------------------------
Jack Romanos


/s/ Roger Cooper               Director                         January 16, 1998
------------------------
Roger Cooper

                                  EXHIBIT INDEX

     The following Exhibits are filed herewith:


Exhibit No.   Description
-----------   -----------

 5.1          Opinion of Kane Kessler, P.C.*

10.57 Securities Purchase Agreement, dated as of December 8, 1997 between the Company and Bushinghall Limited.
10.58         Bushinghall Debenture
10.59         Bushinghall Warrant
10.60 Registration Rights Agreement dated as of December 8, 1997 between the Company and Bushinghall Limited.
10.61         Form of Trautman Warrants
10.62 Distribution Services Agreement, dated January 1, 1997 between Pocket Books, a division of Simon & Schuster and the Company.
21.1          Subsidiaries of the Company
23.1          Consent of Arthur Andersen LLP
23.2          Consent of Kane Kessler, P.C. (included in Exhibit 5.1).*
24.1          Power of Attorney (included on signature page)


-----------------------

*    To be filed by amendment